March 1, 2022

Mark Smith Parker,
Dear Mark

We are pleased to inform your promotion to Executive Vice President of Sales and Business Development. This is an exempt position with an estimated annualized salary of $330,000.00 which will be paid in bi-weekly increments as earned and in accordance with the Company’s normal payroll procedures.
This promotion is effective with the Board of Directors approval, that was granted on February 25th. 2022. You will continue to be eligible to participate in the Company’s standard employee benefits (pursuant to the terms and conditions of the benefit plans and applicable policies) that are available to the Company’s employees from time to time.

Also, due to your extraordinary performance in the year of 2021, we are also granting an additional 5000 RSUs, at the grant price of $ 20.04/Unit, with 3 years vesting period under the 2020 HYFM Equity Plan.

For each calendar year, you will be eligible to earn an annual short-term performance bonus of up to fifty percent (50%) of your base salary rate. The Annual Bonus will be based upon the Board’s assessment of your performance and the Company’s attainment of goals, including annual EBITDA versus target EBITDA and other factors that might be included per Board’s consideration. Bonus payments, if any, will be subject to applicable payroll deductions and withholdings. Following the close of each calendar year, the Board will determine whether you have earned an Annual Bonus, and the amount of any such bonus, based on the achievement of such goals. You must remain an active employee through the end of any given calendar year to earn an Annual Bonus for that year and any such bonus will be paid no later than March 15th of the year following the year in which your right to such amount became vested.

If, at any time, the Company terminates your employment without Cause (other than as a result of your death or disability), you resign for Good Reason, provided such termination or resignation constitutes a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then you will receive , as cash severance, an amount equal to six (6) months of your base salary in effect as of your Separation from Service date . The Severance will be paid, less standard payroll deductions and tax withholdings, in a

(800) 634.9990 · Fax (707) 773.5955 · shanna@hydrofarm.com · www.hydrofarm.com lump sum payment on or before the day that is sixty (60) days following your Separation from Service date.
As an additional Severance Benefit, if you timely (and properly) elect to continue your coverage under the Company’s group health plan pursuant to Code Section 4980B(f) (“COBRA”), the Company will reimburse you for (or will pay directly, in the discretion of the Company) the premium charged for such coverage until the earliest to occur of (i) the six (6) month anniversary of your Separation from Service date, (ii) the date on which you obtain health care coverage from another source (e.g., a new employer or spouse’s benefit plan), and (iii) the date on which you cease to be entitled to COBRA continuation coverage under the Company’s group health plan; provided, however, that the Company may unilaterally amend or eliminate the benefit provided to the extent it deems necessary to avoid imposition of excise taxes, penalties or similar charges on the Company or any of its Affiliates (or any of their respective successors), including, without limitation, under Code Section 4680D or 4980H. You must notify the Company within two (2) weeks if you obtain coverage from a new source.
Conditions to Receipt of Severance Benefits. Prior to and as a condition to your receipt of the Severance Benefits described above, you shall execute and deliver to the Company an effective release of claims in favor of the Company, within the timeframe set forth therein, but not later than forty-five (45) days following your Separation from Service date, and allow the Release to become effective according to its terms (by not invoking any legal right to revoke it) within any applicable time period set forth. Notwithstanding anything in this Agreement to the contrary, in no event will any Severance Benefits be paid prior to the first business day of the calendar year in which the Release Deadline occurs. The release agreement shall be provided to you at the time of your separation.
Clawback. You hereby acknowledge and agree that any payment hereunder will be subject to recovery by the Company pursuant to applicable law and any applicable Company compensation recovery policy as may be from time to time in effect.

Congratulation again for your promotion Mark.

Sincerely yours,
William Toler
CEO

(800) 634.9990 · Fax (707) 773.5955 · shanna@hydrofarm.com · www.hydrofarm.com

Please indicate your acceptance of our offer by returning a signed and dated copy of this letter by Wednesday, March 2, 2022. Don’t hesitate to contact me directly at [***] or [***], if you have any further questions.

I accept the promotion tendered above from Hydrofarm, LLC. I understand that this is not a contract of employment.

/s/ Mark S. Parker	March 1, 2022
Mark S. Parker	Date

(800) 634.9990 · Fax (707) 773.5955 · shanna@hydrofarm.com · www.hydrofarm.com